                                                                    Exhibit 10.4

                                  CONFIDENTIAL
                                  ------------






                     ----------------------------------




                   SEMICONDUCTOR TECHNOLOGY LICENSE AGREEMENT

                                     BETWEEN

                                INTEL CORPORATION

                                       AND

                                   RAMBUS INC.


                     ----------------------------------


      *** Confidential treatment requested for portions of this exhibit.

                               TABLE OF CONTENTS

SECTION 1 DEFINITIONS.......................................................1

   1.1 Rambus-1 Interface Technology........................................1
   1.2 Rambus-D Interface Technology........................................2
   1.3 Rambus Interface Technology..........................................2
   1.4 Rambus-1 Interface Specification.....................................2
   1.5 Rambus-D Interface Specification.....................................2
   1.6 Compatible...........................................................2
   1.7 Rambus Memory........................................................2
   1.8 Rambus DRAM..........................................................3
   1.9 Rambus-D DRAM........................................................3
   1.10 Rambus Logic Chip...................................................3
   1.11 Rambus ICs..........................................................3
   1.12 Cache Memory Interface..............................................3
   1.13 Rambus Memory Interface.............................................3
   1.14 Other Logic Chip....................................................3
   1.15 Rambus Module.......................................................4
   1.16 Rambus Board........................................................4
   1.17 Rambus System.......................................................4
   1.18 RD-AC...............................................................4
   1.19 [***]
   1.20 RD-MC...............................................................4
   1.21 [***]
   1.22 Rambus Intellectual Property Rights.................................4
   1.24 Confidential Information............................................5
   1.25 CNDA................................................................5
   1.26 Intel Improvements..................................................5
   1.27 Applicable Intel Intellectual Property Rights.......................5
   1.28 Development.........................................................5
   1.29 Joint Development...................................................5
   1.30 Sell................................................................6
   1.31 Most Favored Customer Price.........................................6
   1.32 Net Sales...........................................................6
   1.33 Success Determination Date..........................................6
   1.34 Subsidiary..........................................................6
   1.35 Effective Date......................................................6
   1.36 Prior Agreement.....................................................6

SECTION 2 RAMBUS LICENSES TO INTEL..........................................7

   2.1 Manufacturing and Distribution Rights................................7
   2.2 Sublicense Rights....................................................8
   2.3 Proprietary Markings.................................................8
   2.4 Trademarks...........................................................8
   2.5 Limitations..........................................................9

[*] Confidential treatment requested.

                              TABLE OF CONTENTS
                                 (continued)

SECTION 3 INTEL LICENSES TO RAMBUS.........................................10

   3.1 Applicable Intel Intellectual Rights................................10

SECTION 4 ENGINEERING OBLIGATIONS AND COOPERATION..........................11

   4.1 Engineering Obligations.............................................11
   4.2 [***]
   4.3 Continuing Obligations of Rambus....................................12
   4.4 Liaison and Meetings................................................14
   4.5 Meetings with DRAM Licensees........................................14
   4.6 Future Memory Interface Cooperation.................................14
   4.7 Rambus Warranty Disclaimer..........................................14
   4.8 Intel Warranty Disclaimer...........................................15

SECTION 5 ENGINEERING FEE, ROYALTIES, AND WARRANT..........................15

   5.1 Engineering Fee.....................................................15
   5.2 Royalties to Rambus.................................................16
   5.3 Payments and Accounting.............................................17
   5.4 Royalties to Intel..................................................18
   5.5 Warrant and Board Rights............................................20
   5.6 Certain Transactions................................................20

SECTION 6 CONFIDENTIAL INFORMATION.........................................21

   6.1 Confidential Information............................................21
   6.2 Confidentiality.....................................................22
   6.3 Disclosures to DRAM Companies.......................................22
   6.4 Exceptions..........................................................23
   6.5 CNDA................................................................24
   6.6 Residuals...........................................................24

SECTION 7 INTELLECTUAL PROPERTY OWNERSHIP..................................24

   7.1 Ownership...........................................................24
   7.2 Rambus Indemnification Disclaimer...................................25
   7.3 Intel Indemnification Disclaimer....................................25

SECTION 8 LIMITATION OF LIABILITY..........................................25


SECTION 9 TERM AND TERMINATION.............................................26

   9.1 Term................................................................26
   9.2 Termination.........................................................26
   9.3 Survival............................................................27

SECTION 10 GOVERNING LAW AND ARBITRATION...................................28

   10.1 Governing Law......................................................28
   10.2 Arbitration........................................................28
   10.3 Equitable Relief...................................................28

[*] Confidential treatment requested.

                              TABLE OF CONTENTS
                                 (continued)

SECTION 11 MISCELLANEOUS...................................................29

   11.1 Confidentiality of Agreement.......................................29
   11.2 Assignment.........................................................30
   11.3 Authority..........................................................30
   11.4 Notices............................................................30
   11.5 Intel Technical Contact............................................30
   11.6 Export Controls....................................................30
   11.7 Counterparts.......................................................30
   11.8 Partial Invalidity.................................................30
   11.9 Relationship of Parties............................................31
   11.10 Modification......................................................31
   11.11 Waiver............................................................31
   11.12 Force Majeure.....................................................31
   11.13 Section Headings..................................................31
   11.14 Prior Agreement...................................................31
   11.15 Entire Agreement..................................................32

                   SEMICONDUCTOR TECHNOLOGY LICENSE AGREEMENT


         This Semiconductor Technology License Agreement (the "Agreement") is entered into as of the Effective Date, by and between Rambus Inc., a California corporation with principal offices at 2465 Latham Street, Mountain View, California 94040 ("Rambus") and Intel Corporation, a Delaware corporation having a place of business at 2200 Mission College Boulevard, Santa Clara, California 95052 ("Intel"). Rambus and Intel may hereafter be referred to individually as a "Party" or collectively as the "Parties".

         WHEREAS, Rambus has developed and is developing certain semiconductor technology, including a dynamic random access memory interface, microprocessor/peripheral interface, system bus technology, system bus protocol, protocol digital logic and high speed signaling/clock circuitry;

         WHEREAS, Rambus desires to license to Intel, and Intel desires to license from Rambus, such technology for use in the manufacture of integrated circuits proprietary to Intel;

         WHEREAS, in connection with this license, the Parties desire that Intel participates with Rambus in the development of a Rambus-D Interface Specification (as such term is defined hereinbelow); and

         WHEREAS, the Parties desire to terminate and supersede the Prior Agreement (as such term is defined hereinbelow) pertaining to Rambus-1 Interface Technology (as such term is defined hereinbelow);

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:



                                    SECTION 1

1.       DEFINITIONS

         For purposes of this Agreement the following terms shall have the meanings set forth below:

         1.1 Rambus-1 Interface Technology. "Rambus-1 Interface Technology" means the following items which are owned by Rambus (or licensed to Rambus with the right to grant sublicenses of the scope granted herein without payment of consideration to third parties):

                  (a) the bus interface technology described in Exhibit A hereto, including the features and functions shown within the dotted line blocked-in area of the diagram in Exhibit A, but excluding all features and functions outside such area; and

                  (b) all information, inventions, technology, technical documentation, designs (including circuit designs), materials and know-how which describe use of such bus interface technology and which Rambus provides or provided Intel during the course of implementing this Agreement or the Prior Agreement.

         1.2 Rambus-D Interface Technology. "Rambus-D Interface Technology" means the following items which are owned by Rambus (or licensed to Rambus with the right to grant sublicenses of the scope granted herein without payment of consideration to third parties):

                  (a) the bus interface technology described in Exhibit B hereto, including the features and functions shown within the dotted line blocked-in area of the diagram in Exhibit B, but excluding all features and functions outside such area; and

                  (b) all information, inventions, technology, technical documentation, designs (including circuit designs), materials and know-how which describe use of such bus interface technology and which Rambus provides Intel during the course of implementing this Agreement.

         1.3 Rambus Interface Technology. "Rambus Interface Technology" means Rambus-1 Interface Technology and Rambus-D Interface Technology.

         1.4 Rambus-1 Interface Specification. "Rambus-1 Interface Specification" means, at any time, the then most current version of the interface specification for the Rambus-1 Interface Technology, as such interface specification is finalized and released by Rambus.

         1.5 Rambus-D Interface Specification. "Rambus-D Interface Specification" means, at any time, the then most current version of the interface specification for the Rambus-D Interface Technology, as such interface specification is issued and released by Rambus.

         1.6 Compatible. "Compatible" (including "Compatibility" and other variants), as applied to an integrated circuit, means that the integrated circuit is fully compatible with either the Rambus-1 Interface Specification or the Rambus-D Interface Specification such that the integrated circuit can communicate with other integrated circuits manufactured by licensees of Rambus which comply with the Rambus-1 Interface Specification or the Rambus-D Interface Specification, as applicable, and shall include protocol, pin function, pin sequencing, pin pitch and electrical specifications compatibility.

         1.7 Rambus Memory. "Rambus Memory" means each integrated circuit with a principal function of memory storage which (i) incorporates all or part of the Rambus Interface Technology,
                  (ii) is defined and designed by or for Intel, (iii) is Compatible, and (iv) except as set forth in Section 2.4 below, bears only Intel's trademark and part number (except in the case of samples, prototypes and other low volume non-commercial products). An integrated circuit which contains memory cells integrated with a RD-MC and RD-AC for controlling Rambus-D DRAMs is not considered a Rambus Memory as long as it has major functions other than memory storage, logic gate count exceeds forty thousand (40,000) gates, and its memory cells are not accessed via a RD-AC.

         1.8 Rambus DRAM. "Rambus DRAM" means each Compatible integrated circuit which is a dynamic random access memory (DRAM).

         1.9 Rambus-D DRAM. "Rambus-D DRAM" means each Rambus DRAM which is Compatible with the Rambus-D Interface Specification.

         1.10 Rambus Logic Chip. "Rambus Logic Chip" means each integrated circuit, other than a Rambus Memory, which (i) incorporates all or part of the Rambus Interface Technology, (ii) is defined and designed by or for Intel, (iii) is Compatible, and
                  (iv) except as set forth in Section 2.4 below, bears only Intel's trademark and part number (except in the case of samples, prototypes and other low volume non-commercial products).

         1.11 Rambus ICs. "Rambus ICs" means Rambus Memories and Rambus Logic Chips.

         1.12 Cache Memory Interface. "Cache Memory Interface" means the memory interface that:

                  (a) the sole function of which is to connect directly to local cache memory;

                  (b) is in addition to a clearly distinct separate main memory interface; and

                  (c) connects, directly or indirectly, to less than ten percent (10%) of the total number of bits of semiconductor memory connected, directly or indirectly, to the processor, with at least ninety percent (90%) of the total number of bits of semiconductor memory connected via the main memory interface.

         1.13 Rambus Memory Interface. "Rambus Memory Interface" means any memory interface the manufacture, sale or use of which would, unless licensed by Rambus, infringe any Rambus Intellectual Property Right.

         1.14 Other Logic Chip. "Other Logic Chip" means each integrated circuit which (i) does not have a principal function of memory storage, (ii) is defined and designed by or for Intel, (iii) is not Compatible, (iv) does not include any Rambus Memory Interface other than a Cache Memory Interface, and (v) bears only Intel's trademark and part number (except in the case of samples, prototypes and other low volume non-commercial products). "Other Logic Chip" includes, without limitation, integrated circuits complying with the foregoing that integrate cache control logic and SRAM cache memory.

         1.15 Rambus Module. "Rambus Module" means each product incorporating any Rambus ICs on a substrate (such as silicon, ceramic or a PC board) with multiple integrated circuits attached which are not in their own packages.

         1.16 Rambus Board. "Rambus Board" means each product, other than Rambus Modules, incorporating any Rambus ICs or Rambus Modules in a card or other board product which adds material value to the Rambus ICs or Rambus Modules.

         1.17 Rambus System. "Rambus System" means each product incorporating any Rambus ICs, Rambus Modules and/or Rambus Boards in a system which adds material value to the Rambus ICs or Rambus Modules.

         1.18 RD-AC". "RD-AC" means the cell incorporating Rambus-D Interface Technology on a Rambus Logic Chip which a controller uses to convert the Rambus-D Interface Technology signals on the Rambus-D Interface Technology channel to a lower frequency, wider CMOS level internal bus to which the controller CMOS logic can directly connect.

         1.19     [***]

         1.20 RD-MC". "RD-MC" means the memory controller logic on a Rambus Logic Chip which converts from the RD-AC internal interface to a more conventional interface.

         1.21     [***]

         1.22 Rambus Intellectual Property Rights. "Rambus Intellectual Property Rights" means all patents, patent applications, copyrights, trade secrets and other similar intellectual property rights as known by other names in all countries of the world which, during the term of this Agreement, are owned by Rambus or licensed to Rambus with respect to which Rambus has the right to grant sublicenses of the scope granted herein without payment of consideration to third parties and which are necessary to implement the Rambus Interface Technology, including all patents , patent applications, copyrights, trade secrets and other similar intellectual property rights as known by other names in all countries of the world owned by Rambus which are necessary to implement the [***] or improvements thereto which Rambus has made generally available to its Rambus-D Interface Technology licensees. Nothing in this section shall obligate Rambus to develop or deliver to Intel any technical information.

         1.23 Additional Rambus Rights. "Additional Rambus Rights" means all patents, patent applications, copyrights, trade secrets and other similar intellectual property rights in all countries of the world, other than Rambus Intellectual Property Rights, which, during the term of this Agreement, are owned by Rambus or licensed to Rambus with the right to grant sublicenses of the scope granted herein without payment of royalties.

         1.24 Confidential Information. "Confidential Information" has the meaning set forth in Section 6.1 below.

[*] Confidential treatment requested.

         1.25 CNDA. "CNDA" means the Parties' March 12, 1993 "Corporate Non-Disclosure Agreement" (CNDA #10742), and includes all Confidential Information Transmittal Records (CITRs) pursuant thereto.

         1.26 Intel Improvements. "Intel Improvements" means all upgrades, enhancements, improvements or other derivatives of Rambus Interface Technology which are or have been made, acquired or licensed by Intel or Intel Subsidiaries.

         1.27 Applicable Intel Intellectual Property Rights. "Applicable Intel Intellectual Property Rights" means all patents, patent applications, copyrights, trade secrets, and other similar intellectual property rights as known by other names (except mask work rights and trademark rights) in all countries of the world to the extent necessary to implement any Rambus Interface Technology or Intel Improvements, in a memory interface, and which, during the term of this Agreement, are owned by Intel or Intel Subsidiaries (or licensed to Intel or Intel Subsidiaries with respect to which Intel has the right to grant sublicenses of the scope granted herein without payment of consideration to third parties). "Applicable Intel Intellectual Property Rights" does not include Intel intellectual property rights relating to (i) architecture or applications which are made possible by using the Rambus Interface Technology but which do not constitute bus architecture technology, or (ii) semiconductor manufacturing technology, or (iii) any Intel Improvement to the [***]; unless necessary to ensure functionality of the Rambus-D Interface Technology. "Necessary to ensure functionality" means changes in the [***] which necessitate changes in the Rambus-D DRAM. Nothing in this section shall obligate Intel to develop or deliver to Rambus any technical information.

         1.28 Development. "Development" means any idea, invention (whether or not patentable), copyrightable work, or other technology conceived or developed in connection with the development pursuant to Section 4 of this Agreement, or prior activities relating to such development commencing November 29, 1995.

         1.29 Joint Development. "Joint Development" means each Development made jointly by the Parties. Whether a Development is joint shall be determined with respect to the United States patent law (whether or not the development is patentable) or, with respect to original works of authorship, with respect to United States copyright law.

         1.30 Sell. To "Sell" a product or item means to sell, lease, or otherwise transfer or dispose of the product or item, or to commence internal productive use thereof. ("Sold," "Sale," and other forms of "Sell" shall have the same meaning.)

         1.31 Most Favored CustomerPrice". "Most Favored Customer Price" means the lowest price offered by Rambus to its customers or potential customers for the same or functionally similar goods irrespective of volume or geography.

         1.32 Net Sales. "Net Sales" of a company with respect to a product means the gross sales amount invoiced or otherwise charged to customers of that company or its Subsidiaries for all such products, less amounts invoiced for returned goods for which a refund is given, less separately stated charges for insurance, handling,

[*] Confidential treatment requested.

                  duty, freight and taxes where such items are included in the invoiced price. In the case of products transferred by that company to a Subsidiary for resale by such Subsidiary, only the final Sale by the Subsidiary shall be included in the Net Sales amount.

         1.33 Success Determination Datebsidiary. "Success Determination Date" means the date on which all of the following are satisfied: (i) twelve (12) months after the sale in the normal course of business, in aggregate by all manufacturers thereof, of one million (1,000,000) Rambus-D DRAMs, (ii) twelve (12) months after [***] (iii) a total of six (6) suppliers are able to ship one million (1,000,000) units per month Rambus-D DRAMs, and (iv) for at least three (3) of such six (6) suppliers, the cost of Rambus-D DRAM is within five percent (5%) of the cost of 100MHz 4Mbitx16 SDRAM manufactured on the identical process.

         1.34 Subsidiary. "Subsidiary" of a company means a corporation or other entity of which more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of directors or equivalent governing body is owned by that company , but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership exists.

         1.35 Effective Date. "Effective Date" means the date of signing by the second Party to sign this Agreement, provided that if by November 30, 1996 the other Party has not signed this Agreement, the first Party's signature shall become void unless otherwise agreed in writing.

         1.36 Prior Agreement. "Prior Agreement" means the Parties' Intel/Rambus Semiconductor Technology License Agreement, effective March 22, 1993.



                                    SECTION 2

2.       RAMBUS LICENSES TO INTEL

         2.1 Manufacturing and Distribution Rights2.1 Manufacturing and Distribution Rights.

                  (a) Commencing on the Effective Date and subject to the terms and conditions of this Agreement, Rambus hereby grants to Intel a worldwide, nonexclusive, nontransferable license:

                       (i) under the Rambus Intellectual Property Rights to design, make, have made (subject to Section 2.1(b) below), use, import, offer to Sell, and Sell Rambus ICs, alone or incorporated into Rambus Modules, Rambus Boards, and Rambus Systems, provided that, with respect to any intellectual property rights of Rambus licensees which are licensed to Rambus in connection with the licensee's Rambus interface technology license agreement with

[*] Confidential treatment requested.

                              Rambus, Intel's license pursuant to this paragraph
                              (i) shall be limited to implementation of the Rambus Interface Technology, and no license with respect thereto is granted for use in any other portion of any Rambus IC; and

                    (ii) under the Rambus Intellectual Property Rights and the Additional Rambus Rights to design, make, have made (subject to Section 2.1(b) below), use, import, offer to Sell, and Sell Other Logic Chips, alone or incorporated into modules, boards, and systems, provided, however, that no license is granted pursuant to this Section 2.1(a)(ii) with respect to any intellectual property rights of Rambus licensees which are licensed to Rambus in connection with the licensee's Rambus interface technology license agreement with Rambus, and no license is granted with respect to any Rambus Memory Interface other than Cache Memory Interfaces.

               (b) Intel shall have the right to subcontract manufacturing of all or part of Rambus ICs and Other Logic Chips provided that (i) subcontractors only receive mask sets or data bases, and (ii) each subcontractor agrees in writing not to use Rambus Interface Technology for any purpose other than such subcontract manufacturing for Intel. Nothing herein shall be deemed to grant Intel subcontractors any license under the Rambus Interface Technology except for performing subcontract manufacturing for Intel as provided herein.

               (c) Rambus agrees not to seek royalties or other consideration from any purchaser of Intel CPUs, with respect to use of any Rambus Intellectual Property Rights by such Intel CPU purchasers in packaging, connecting, clock sourcing, or otherwise implementing, in a Rambus Board or Rambus System, the combination of Intel CPUs and both Rambus ICs and Rambus DRAMs manufactured and sold under license from Rambus. In addition, Rambus agrees not to seek royalties or other consideration for the use of any Rambus Intellectual Property Rights by suppliers to the such purchaser of Intel CPUs, for their manufacture and sales of packages, connectors, PC boards, termination schemes, and clock sources to such purchaser of Intel CPUs.

          2.2  Sublicense Rights. Intel shall have the right to grant
               -----------------
               sublicenses of the rights granted in Section 2.1 above only to Subsidiaries of Intel; provided, that (i) Intel shall cause each Subsidiary to agree to be bound by the terms and conditions of this Agreement, excluding the provisions of this paragraph and the provisions for fees contained in Section 5.1 below, and (ii) such sublicense will co-terminate upon termination of the corresponding rights granted in Section 2.1, above. The services specified in Section 4 are the services to be provided by Rambus, in the aggregate, for Intel and its sublicensed Subsidiaries. Intel shall itself pay royalties accrued by sublicensed Subsidiaries. Rambus' audit rights pursuant to Section 5.3 below shall apply to all sublicensed Subsidiaries. Intel shall be responsible for the performance by each Subsidiary of all obligations contained herein.

          2.3  Proprietary Markings. To the extent that Intel generally marks
               --------------------
               its own packaging or documentation with its own patent numbers covering the goods it manufactures, Intel shall likewise mark the packaging or documentation of the Rambus ICs or Rambus Modules manufactured by or for Intel with the Rambus patent numbers which apply to such Rambus ICs and Rambus Modules. The Parties acknowledge that Intel does not so mark its own packaging or documentation as of the Effective Date of this Agreement.

          2.4  Trademarks.
               ----------

               (a) Rambus hereby grants to Intel a nonexclusive, royalty free, paid-up, worldwide license under the Rambus trademarks specified in Exhibit C, as amended by Rambus from time to time ("Trademarks") to use, mark and Sell Rambus ICs in accordance with this section. No rights are granted pursuant to this section except with respect to Rambus Trademarks.

               (b) To the extent that Intel uses the Trademarks in Intel catalogues, brochures and other marketing material used for Rambus ICs and Rambus Modules, Intel will appropriately designate the Trademarks and their origin. All representations of Rambus' Trademarks that Intel uses shall first be reviewed with Rambus for design, color and other details or shall be exact duplicates of those used by Rambus.

               (c)  Intel [***] visibly mark each Rambus IC with the Trademarks.

               (d) If marked by Intel: (i) Intel shall use the Trademarks in accordance with the instructions from Rambus and agrees that Rambus may from time to time revise these instructions for the purpose of protecting the standards of performance established for Rambus' goods and services sold under the Trademarks, (ii) at Rambus' request from time to time, Intel will provide to Rambus, at no charge, samples of Intel's Rambus ICs to enable Rambus to ensure that such Rambus ICs are of appropriate quality, and (iii) Intel will work with Rambus to remedy any failure of its Rambus ICs to meet the reasonable quality standards established by Rambus for goods bearing the Trademarks.

          2.5  Limitations. No license or other right is granted, by
               -----------
               implication, estoppel or otherwise, to Intel under any patents, confidential information or other intellectual property rights now or hereafter owned or controlled by Rambus except for the licenses and rights expressly granted in this Agreement. In addition, Intel shall have no right to manufacture or distribute or authorize its customers to use or distribute integrated circuits which incorporate all or part of Rambus Interface Technology other than Rambus ICs and Other Logic Chips, even if such integrated circuits are incorporated in Rambus Modules or other modules, Rambus Boards or other boards, or Rambus Systems or other systems. Nothing contained in this Agreement shall be construed as:

[*] Confidential treatment requested.

               (a) warranty or representation by Rambus as to the validity, enforceability, and/or scope of any Rambus Intellectual Property Right, except that Rambus hereby represents and warrants that as of the Effective Date hereof, to the best of Rambus' information and belief, there are no actual or alleged claims against any of such Rights;

               (b) imposing upon Rambus any obligation to institute any suit or action for infringement of any Rambus Intellectual Property Right, or to defend any suit or action brought by a third party which challenges or concerns the validity, enforceability, or scope of any Rambus Intellectual Property Right, provided however, that Rambus shall cooperate with Intel in the defense any such action brought against Intel;

               (c) imposing on Rambus any obligation to file any patent application or other intellectual property right application or registration or to secure or maintain in force any patent or other Rambus Intellectual Property Right; or

               (d) a warranty or representation by Rambus as to the performance, operation or maintenance of any product of Intel manufactured, used or sold pursuant to this Agreement.



                                    SECTION 3

3.        INTEL LICENSES TO RAMBUS

          3.1  Applicable Intel Intellectual Property Rights
               ---------------------------------------------

               (a) Intel hereby grants Rambus a worldwide, royalty free and fully paid (except for the royalty sharing set forth in Section 5.4 below), nonexclusive license under Applicable Intel Intellectual Property Rights to design, make, have made, use, import, offer to Sell, and Sell any products which incorporate all or part of Rambus Interface Technology or any other Rambus interface technology, provided that Rambus' rights with respect to the Applicable Intel Intellectual Property Rights shall be limited to implementation of the Rambus interface technology, and no license with respect thereto is granted for use in any other portion of any integrated circuit including the core of a memory IC (i.e. that portion of a memory IC other than the interface). Rambus shall have the right to sublicense its rights under the Applicable Intel Intellectual Property Rights to any or all of the other licensees of any Rambus Interface Technology or any other Rambus interface technology.

               (b) No license or other right is granted, by implication, estoppel or otherwise, to Rambus under any patents, confidential information or other intellectual property rights now or hereafter owned or controlled by Intel except for the licenses and rights expressly granted in this Agreement. Nothing contained in this Agreement shall be construed as:

                   (i) a warranty or representation by Intel as to the validity, enforceability, and/or scope of any Applicable Intel Intellectual Property Right;

                   (ii) imposing upon Intel any obligation to institute any suit or action for infringement of any Applicable Intel Intellectual Property Right, or to defend any suit or action brought by a third party which challenges or concerns the validity, enforceability, or scope of any Applicable Intel Intellectual Property Right;

                   (iii) imposing on Intel any obligation to file any patent
                         application or other intellectual property right application or registration or to secure or maintain in force any patent or other Applicable Intel Intellectual Property Right; or

                   (iv) a warranty or representation by Intel as to the performance, operation or maintenance of any product of Rambus or its sublicensees manufactured, used or sold pursuant to the license in Section 3.1(a) above.



                                    SECTION 4

4.        ENGINEERING OBLIGATIONS AND COOPERATION

          4.1  Engineering Obligations.
               -----------------------

               (a) Rambus will use its reasonable best efforts to define, design, develop and market the Rambus-D Interface Specification for implementation in Rambus-D DRAMs and in Intel's PC main memory control chipsets, working with Intel and other Rambus-D DRAM licensees, as set forth in Exhibit
                    D. [***].

               (b) Intel will use its reasonable best efforts to design, develop, mass produce, market, and sell a commercially attractive PC main memory control chipset which implements the Rambus-D Interface Specification. Intel represents that, as of the Effective Date, the activities pursuant to this
                    Section 4.1 are anticipated to be Intel's main effort to develop a new interface for PC main memory for mass production in the period 1999-2002.

               (c) Intel and Rambus will each assign a team, appropriately staffed for accelerated, high priority development, to accelerate the above-referenced development according to the timetable and tasks in Exhibit

[*] Confidential treatment requested.

                    D. As appropriate and agreed by the Parties, Rambus and Intel will periodically revise the timetable and tasks in Exhibit D.

               (d) Rambus agrees to develop with Intel up to three (3) RD-ACs (which three (3) RD-ACs shall include, and not be in addition to, the RD-AC(s) specified in Exhibit D). The responsibilities of the Parties with respect to such development shall be as set forth in Exhibit D or as otherwise agreed to by the Parties. Intel agrees that at least one of these RD-ACs will be designed for use in a commercial Intel product.

               (e) Intel will use reasonable efforts to develop for itself RD-ACs required by Intel in addition to the three (3) RD-ACs specified in Section 4.1(d) above. If, however, notwithstanding its reasonable efforts, Intel is unable to develop a particular RD-AC, Rambus will agree to develop it for Intel on Rambus' then current Most Favored Customer Price, terms and conditions for RD-ACs of similar schedule and complexity.

          4.2  [***].

          4.3  Continuing Obligations of Rambus
               --------------------------------

               (a) Rambus will promptly provide Intel updates to the Rambus Interface Specifications provided to Intel, as required to enable Intel to maintain Compatibility.

               (b) For purposes of this Section, version 0.3 of the Rambus-D Interface Specification shall mean the initial, preliminary Rambus-D Interface Specification issued by Rambus, and version 1.0 of the Rambus-D Interface Specification (or a subspecification thereof as described below) shall mean the version which Rambus then intends to be final for implementation by Rambus-D Interface Technology licensees, but is still subject to change as necessary to address unforeseen implementation difficulties and/or tradeoffs. It is understood that the Rambus-D Interface Specification, over time, will be comprised of multiple subspecifications which will not be mutually exclusive and may co-exist at any time. For example, there may be a [***] that co-exists in the market with a [***] and/or a subspecification

[*] Confidential treatment requested.

                    for a graphics optimized version of a [***] as well as a subspecification for a PC main memory optimized version of a [***].

               (c) Prior to any material change by Rambus to any version of the Rambus-D Interface Specification prior to version 1.0, Rambus will provide to Intel reasonable notice and an opportunity to confer with Rambus concerning the change. Intel has designated to Rambus in Section 11.5, an Intel representative authorized to receive this notice and to act on Intel's behalf with respect thereto and with respect to
                    Section 4.3(e) below (the "Intel Technical Contact").

               (d) For each version of the Rambus-D Interface Specification up to version 1.0, except for version 0.3, Rambus agrees to provide to Intel, for review by Intel, the initial draft final version thereof at least seven (7) business days prior to Rambus' release of that version. Rambus agrees to consider in good faith any written comments or suggested changes by Intel to that version. It is understood that modifications to the version provided by Rambus to Intel pursuant to this section, whether as a result of Intel's comments or suggested changes, third party comments, observations by Rambus, or otherwise, will not restart the seven (7) day period, and that at any time at least seven
                    (7) business days after providing the draft final version to Intel, Rambus will be entitled to release that version as modified by Rambus. However, Rambus will use reasonable best efforts to notify Intel, and to provide a copy of that version, to Intel before such release.

               (e) Rambus will provide to the Intel-designated Intel Technical Contact, in writing, notice (the "Notice") of each proposed modification ("Applicable Modification") to any version 1.0 or later version of any subspecification of the Rambus-D Interface Specification for a Rambus-D DRAM ("Applicable Version"). If at the time of any Notice both (i) Intel is then in volume production on a Compatible main memory controller based on that Applicable Version, or is using its reasonable best efforts to develop such a controller, and
                    (ii) either (A) it is prior to twelve months after the Success Determination Date, or (B) in any prior two (2) consecutive calendar quarters at least twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory were Compatible, then Rambus will not implement the Applicable Modification if Intel objects to the Applicable Modification as follows: Within seven (7) business days after the Notice, the Intel Technical Contact shall approve or disapprove the modification in writing. Intel shall not unreasonably withhold its approval of any proposed Applicable Modification that is necessary for achievement of the target specification and schedules of the applicable Rambus-D DRAM unless Intel can demonstrate that the Applicable Modification would have substantial negative consequences to Intel. Failure to respond or disapproval by Intel of a proposed such modification shall be followed within fourteen (14) business days by an oral discussion of all relevant information explaining the basis for Intel's position, including the negative consequences to Intel of implementing

[*] Confidential treatment requested.

                    the Applicable Modification and a full explanation of the reasons therefor. Such oral discussion shall be conducted between respective executives of the Parties and, if not resolved thereby, Rambus shall have no right to proceed with including the Applicable Modification. Any such oral discussion with Intel which does not contain this information shall be ineffective and shall be deemed an approval. With respect to any Applicable Modification disapproved by Intel, Intel shall assist Rambus, and its Rambus-D DRAM licensees, diligently and in good faith, to develop alternative modifications that would be acceptable to Intel and would achieve, to the extent possible, the goals of the proposed Applicable Modification. Except for Rambus' Notice obligation, Rambus shall have no obligations, and Intel shall have no rights, pursuant to this Section 4.3(e) with respect to any Applicable Modification unless clauses (i) and (ii) hereinabove are satisfied at the time that Rambus provides the Notice thereof to the Intel Technical Contact. In addition, Rambus shall have no obligations, and Intel shall have no rights, pursuant to this Section 4.3(e) at any time when Intel has not designated an active Intel Technical Contact in accordance with this section.

               (f)  [***]

          4.4  Liaison and Meetings. Until completion of the tasks specified in
               --------------------
               Exhibit D, executives of the Parties will use reasonable best efforts to meet quarterly, toward the end of each calendar quarter, to review the status of the development project.

          4.5  Meetings with DRAM Licensees. The Parties agree to use reasonable
               ----------------------------
               best efforts to jointly meet quarterly with jointly selected Rambus Interface Technology DRAM licensees to review progress in achieving the goals of this Agreement.

          4.6  Future Memory Interface Cooperation. If, when Rambus is first
               -----------------------------------
               ready to license any memory interface technology other than the Rambus Interface Technology, during both that calendar quarter and the immediately preceding calendar quarter greater than twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory are Compatible, then Rambus agrees to grant to Intel a license to such memory interface technology, and to provide engineering support, under terms and conditions substantially similar to the terms and conditions of this Agreement. In addition, if Rambus is first ready to license any memory interface technology other than the Rambus Interface Technology prior to twelve (12) months after the Success Determination Date, then Rambus shall grant to Intel a license, and provide engineering support, under terms and conditions of agreement substantially similar to the terms and conditions of this Agreement, provided that the agreement for such other memory interface technology in which the license and engineering support are provided shall state that such agreement shall terminate as of twelve (12)

[*] Confidential treatment requested.

               months after the Success Determination Date, unless during any two (2) consecutive calendar quarters prior to twelve (12) months after the Success Determination Date greater than twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory are Compatible.

          4.7  Rambus Warranty Disclaimer. EXCEPT AS PROVIDED IN SECTION 2.5(a),
               --------------------------
               THE RAMBUS INTERFACE TECHNOLOGY, TECHNICAL INFORMATION, ITEMS IN EXHIBIT D, AND CONFIDENTIAL INFORMATION PROVIDED BY RAMBUS TO INTEL ARE PROVIDED AND LICENSED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          4.8  Intel Warranty Disclaimer. THE TECHNICAL INFORMATION, ITEMS IN
               -------------------------
               EXHIBIT D, AND CONFIDENTIAL INFORMATION PROVIDED BY INTEL TO RAMBUS ARE PROVIDED AND LICENSED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.



                                    SECTION 5

5.        ENGINEERING FEE, ROYALTIES, AND WARRANT

          5.1 Engineering Fee. Intel shall pay Rambus an engineering fee in the amount of [***], as follows:

               (a) Rambus acknowledges receipt of [***] prior to the Effective Date.

               (b) Upon execution of this Agreement, Intel shall pay to Rambus [***].

               (c) Rambus acknowledges receipt of [***] prior to the Effective Date in lieu of payment due on September 30, 1996. On or before the last business day of each calendar quarter thereafter for each of the [***] succeeding calendar quarters (i.e, until [***], when a total of [***] has been paid to Rambus pursuant to this section), Intel shall pay to Rambus [***], unless Rambus has failed to meet the Exhibit D milestones for which it was responsible during that calendar quarter. If, because of Rambus' failure to complete the applicable milestone, Intel does not make a payment pursuant to the preceding sentence on or before the last business day of the calendar quarter, Intel shall, within ten (10) business days thereafter, in writing, either terminate this Agreement or extend to Rambus an additional sixty
                              (60) days to cure such failure. If Intel extends Rambus this additional sixty (60) days, then upon expiration of this sixty (60) day

[*] Confidential treatment requested.

                    period, Intel shall either terminate this Agreement by written notice to Rambus, or pay to Rambus the [***] payment for that quarter, regardless of whether Rambus cured the failure to achieve the milestones for that quarter. Determination of whether Rambus has met such milestones will be made in good faith by Intel management, including evaluation of Intel's own performance, during the quarterly executive review scheduled toward the end of each quarter.

         5.2   Royalties to Rambus.
               -------------------

               (a)  Rambus Logic Chip Royalty.
                    -------------------------

                    (i) Commencing [***] and on or before the first calendar day of each calendar quarter thereafter, Intel shall pay to Rambus [***]) in consideration of the license granted to Intel in Section 2.1(a)(i) above with respect to Rambus Logic Chips. This royalty shall be [***]. Intel, however, shall be entitled to terminate this royalty obligation upon written notice from Intel to Rambus that Intel will immediately cease manufacturing, or having manufactured, all Rambus Logic Chips. Upon such notice, Intel's royalty obligation pursuant to this Section 5.2(a) shall terminate, and Intel's license, pursuant to Section 2.1(a)(i) above to design, make, or have made Rambus Logic Chips, shall permanently and irrevocably terminate, i.e., Intel shall not be entitled to reinstate this license. Upon such notice and termination, however, Intel shall retain the right to Sell (but not to design, make, or have made) Rambus Logic Chips made by or for Intel prior to such notice. In addition, unless, as of the effective date of such notice of termination by Intel, in each of any two (2) prior consecutive calendar quarters greater than twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory were Compatible, Intel's license, pursuant to Section 2.1(a)(ii) above, to design, make, or have made Other Logic Chips shall also permanently and irrevocably terminate. Upon such termination, however, Intel shall retain the right to Sell (but not to design, make, or have made) Other Logic Chips made by or for Intel prior to such notice.

                    (ii) If after any [***] Intel shall have the option, on
                         written notice, [***] after the effective date of such written notice, and, of the end of such [***] the license granted in Section 2.1(a)(i) [***]


[*] Confidential treatment requested.

                         [***] Should Intel [***] Intel's right to nominate a representative to the Rambus Board of Directors pursuant to the Registration Rights Agreement attached hereto as Exhibit F shall terminate.

               (b)  Rambus Memory Royalty Rate. In addition to the above, Intel
                    --------------------------
                    shall pay to Rambus a royalty equal to [***] of Intel's and its Subsidiaries' Net Sales of Rambus Memories made by or for Intel or its Subsidiaries, provided that for each calendar quarter in which Intel ships at least five million (5,000,000) Compatible integrated circuits that control PC main memory, the royalty rate for that quarter shall be reduced to [***] of Intel's and its Subsidiaries' Net Sales of Rambus Memories made by or for Intel or its Subsidiaries.

               (c)  Modules, Boards, and Systems. During each quarter Net Sales
                    ----------------------------
                    for each Rambus Memory incorporated into a Rambus Module, Rambus Board, or Rambus System made by or for Intel shall be calculated based on the average gross selling price earned by Intel during such quarter on Sales of that Rambus Memory made by or for Intel as components to unaffiliated customers in arm's length sales. If there are no such Sales, then the Parties shall use such average gross selling price of Rambus Memories with similar functionality. Such royalties shall be due upon the internal transfer of the Rambus Memory for such incorporation.

               (d)  Nonmarket Dispositions. In the event that Rambus Memories
                    ----------------------
                    made by or for Intel are Sold in circumstances in which the selling price is established on other than an arms length basis, Net Sales for each such Rambus Memory shall be calculated based on the volume of such Rambus Memory multiplied by the average gross selling price earned by Intel during such quarter on Sales of that Rambus Memory to unaffiliated customers in arm's length Sales. If there are no such Sales, then the Parties shall use such average gross selling price of Rambus Memories with similar functionality.

               (e)  Finished Products. Intel understands and agrees that
                    -----------------
                    royalties are to be paid hereunder for, and the royalty rates specified herein are based upon, Net Sales of Rambus Memories made by or for Intel in finished product form. If Intel Sells Rambus Memories in unfinished form (e.g., as processed wafers, unpackaged products, or otherwise requiring additional work), then Net Sales for each such Rambus Memory shall be calculated based on the volume of such Rambus Memory multiplied by the average gross selling price earned by Intel during such quarter on Sales of that Rambus Memory, in finished product form, to unaffiliated customers in arm's length Sales. If there are no such Sales, then the Parties shall use the average selling price of finished Rambus Memories with similar functionality.

         5.3   Payments and Accounting.
               -----------------------

[*] Confidential treatment requested.

               (a)  Records and Audits. The Parties agree that an independent
                    ------------------
                    accounting firm designated by Rambus and approved by Intel (such approval not to be unreasonably withheld or delayed) shall have the right to conduct audits of Intel for the purpose of determining the accuracy of royalty payments hereunder. In this regard, Intel agrees to maintain sufficient production and sales records for Rambus Memories and Rambus Logic Chips and to provide Rambus' designated independent accounting firm with reasonable access to such records. This provision will survive the termination of this Agreement for a period of two (2) years. Audits shall be conducted not more than once a year unless the preceding audit revealed a discrepancy, and in each case during normal business hours. Prompt adjustment shall be made by Intel to compensate for any errors and/or omissions disclosed by such examination or audit which result in an underpayment of royalties hereunder. Should the amount of any such error and/or omission exceed five percent (5%) of the total royalties due for the period under audit, then upon written request by Rambus, Intel shall pay for the cost of the audit.

               (b)  Reports and Payment Terms. Within sixty (60) days after the
                    -------------------------
                    end of each calendar quarter, Intel shall furnish to Rambus a statement in suitable form showing all Rambus Memories, by part number, subject to royalties which were sold, leased, or otherwise disposed of during the preceding calendar quarter, and the royalty rate and amount of royalty payable thereon. If no Rambus Memories subject to royalty have been sold, leased, or otherwise disposed of, that fact shall be shown on such statement. Also within this sixty (60) day period, Intel shall pay to Rambus the Rambus Memory royalties payable hereunder for such quarter. All royalty and other payments to Rambus hereunder shall be in United States dollars. Royalties based on Rambus Memory sales in other currencies shall be converted to United States dollars according to the rate of exchange for that currency as quoted by the Wall Street Journal on the last publication day of the calendar month in which the royalty accrued.

         5.4   Royalties to Intel.
               ------------------

               (a) In consideration of the engineering contributions of Intel pursuant to this Agreement and the license granted to Rambus in Section 3.1 above, Rambus agrees that during the term of this Agreement, commencing with the second calendar quarter of 1998 and until termination of Intel's royalty obligation pursuant to Section 5.2(a) above, if in any calendar quarter greater than twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory are Compatible, then for that calendar quarter, for each Rambus DRAM licensee whose sales of Rambus DRAMs are greater than twenty-five percent (25%) of such licensee's total DRAM sales for that quarter, on a unit volume basis, Rambus will pay to Intel a royalty share equal to all amounts received by Rambus as royalties from that licensee for that quarter in excess of two percent (2%) (the "Reference Rate") of that licensee's Net Sales of Rambus DRAMs. These royalties shall be payable, reported, and subject to audit by Intel in accordance with the procedures specified in Section 5.3 above, as applied to Rambus as the payor and Intel as the payee, provided that Rambus shall not be obligated to provide a royalty report for any quarter if no royalty is payable for that quarter, and provided further that it is understood that the information permitting Rambus to determine whether a particular licensee's sales of Rambus DRAMs exceed twenty-five percent (25%) of such licensee's total sales of DRAMs may not be available to Rambus until some time after the end of the quarter, and Rambus shall not be obligated to make any royalty payment until it is able to confirm this information. In addition, Rambus' obligations pursuant to this section shall be conditioned on Intel's having advised Rambus, within thirty (30) days after the end of the calendar quarter, that greater than twenty percent (20%) of Intel's shipments of integrated circuits that control main memory were Compatible. Rambus shall be entitled to audit each such report in accordance with the procedures specified in Section 5.3(a), provided that Rambus shall be limited to one such audit per quarter.

               (b) The Reference Rate of two percent (2%) specified in Section 5.4(a) above may be reduced only under the following conditions: Intel shall meet annually with Rambus, during which meeting Intel will provide its reasonable, good faith projection of its requirements for system memory bandwidth and memory size over the following three (3) to five (5) years, and Rambus will provide its reasonable, good faith projection of its memory subsystem interface bandwidth for the same three (3) to five (5) years. Each Party will provide to the other Party the underlying assumptions and applicable data so that the other Party can independently verify these projections. If, based upon the meeting, Intel reasonably determines that its memory bandwidth requirements for the next three (3) to five (5) years exceed what may be reasonably expected from evolutionary improvements to the Rambus-D Interface Technology, Intel shall so notify Rambus in writing, including an explanation of the reason for Intel's determination. If Intel does so notify Rambus in writing, such notice shall include Intel's written commitment to assign an appropriately staffed team of engineers to work with Rambus to provide system architecture tradeoff guidance to Rambus, then:

                    (i) If, within three (3) months after Intel's notification and commitment of the above-referenced team of Intel engineers, Rambus commences and continues to use its reasonable best efforts to develop new, [***] interface technology, reasonably designed to meet Intel's specified future memory bandwidth requirements with reasonable economics, then the Reference Rate shall not be adjusted. For this purpose, "reasonable best efforts" means Rambus' assignment of a development team of appropriate size and skill reasonably designed to achieve these objectives; or

                    (ii) If, within three (3) months after Intel's notification and commitment of the above-referenced team of Intel engineers,

[*] Confidential treatment requested.

                    Rambus has not commenced using its reasonable best efforts as described in paragraph (i) above, then, commencing in the following calendar quarter, the Reference Rate will diminish by one eighth (1/8) of one percent (1%) each quarter for eight (8) quarters, until the Reference Rate is reduced to one percent (1%). If, however, at any time thereafter Rambus commences reasonable best efforts to develop the [***] interface technology, as described in paragraph (i) above, then the Reference Rate reduction shall cease and, commencing with the first calendar quarter thereafter, the Reference Rate shall increase by one eighth (1/8) of one percent (1%) per quarter until it is again two percent (2%). If, after having commenced reasonable best efforts, Rambus ceases such reasonable best efforts, then the Reference Rate will diminish as set forth above. In no event shall the Reference Rate be less than one percent (1%) or more than two percent (2%).

         5.5   Warrant and Board Rights.
               ------------------------

               (a) Within sixty (60) days after the Effective Date, Rambus agrees to issue to Intel a warrant in the form attached hereto as Exhibit E.

               (b) Within sixty (60) days after the Effective Date, Rambus shall deliver to Intel for Intel's signature, a fully executed (except for Intel's signature) "Rambus Inc. Amended and Restated Information and Registration Rights Agreement" in the form attached hereto as Exhibit F.

         5.6   Certain Transactions.
               --------------------

               (a) For purposes of this section, the following terms shall have the following meanings:

                    (i) "Applicable Transaction" means any transaction between Rambus and a third party after which:

                         (A) the third party would own, directly or indirectly,
                             beneficially or of record, voting securities representing more than fifty percent (50%) of the total voting power (a "Majority Interest") of Rambus, unless persons previously owning a Majority Interest of Rambus continue to own a Majority Interest of such third party;

                         (B) Rambus would become a Party to a merger with the
                             third party in which Rambus is not the surviving corporation, unless persons previously owning a Majority Interest of Rambus continue to own a Majority Interest of such surviving corporation; or

                         (C) Rambus would transfer all or substantially all of
                             its business and assets to the third party, unless persons

[*] Confidential treatment requested.

                             previously owning a Majority Interest of Rambus continue to own a Majority Interest of such transferee.

                    (ii) "Competitive" as applied to an Intel offer compared to a third party offer means (A) the Intel offer includes money and other consideration at least equal to the money and other consideration included in the third party offer, (B) the other terms and conditions of the Intel offer are at least as favorable to Rambus as the other terms and conditions of the third party offer, and (C) the Intel offer is fully authorized by Intel and shall constitute a binding agreement upon its acceptance by Rambus.

               (b) Rambus agrees to notify Intel in writing within five (5) business days after Rambus commences negotiations to enter into any Applicable Transaction with any third party. Intel agrees to hold such information in strict confidence, to refrain from trading in any publicly traded stock based on such information, and to use such information solely for the purpose of considering and making a competing offer to Rambus. Rambus further agrees:

                    (i) to consider, in good faith, competing offers by Intel to enter into an Applicable Transaction with Intel, and

                    (ii) not to enter into any Applicable Transaction with any third party until sixty (60) days after providing to Intel the written notice required by this Section 5.6(b), but only if Intel has indicated to Rambus, in writing within fifteen (15) days of such notice, that it will be making a good faith effort to submit a competing offer to enter into an Applicable Transaction with Rambus.

                    (iii) If, prior to agreeing to enter into the Applicable
                          Transaction with the third party, Intel has made to Rambus a Competitive bona fide offer to enter into an Applicable Transaction with Intel, and, notwithstanding such Competitive offer Rambus consummates the Applicable Transaction with the third party, then (A) Intel's royalty obligation pursuant to
                          Section 5.2(a)(i) shall cease as to Sales of Rambus Logic Chips after the consummation of the Applicable Transaction, (B) the license granted in Section 2 shall be fully paid, irrevocable, and survive termination of this Agreement, and (C) Rambus shall refund to Intel fifty percent (50%) of royalties paid by Intel for Rambus Logic Chips pursuant to Section 5.2(a)(i) above, provided, however, such refund shall be limited to a maximum of [***].

               (c) After thirty (30) months after the Success Determination Date, if less than twenty percent (20%) of Intel's shipments, by unit volume, of integrated circuits that control main memory are Compatible for any four (4) consecutive calendar quarters, then the rights granted to Intel under this Section 5.6 shall terminate.

[*] Confidential treatment requested.

                                    SECTION 6

6.       CONFIDENTIAL INFORMATION
         ------------------------

         6.1      Confidential Information. The term "Confidential Information"
                  ------------------------
                  shall mean any information disclosed by one Party to the other during the term of this Agreement, with regard to this Agreement or otherwise, which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party. Notwithstanding any failure to so identify it, however, (i) the Rambus Interface Technology shall be deemed Rambus "Confidential Information" hereunder, and (ii) technical information disclosed by Intel to Rambus during the activities specified in Section 4.1 above shall be deemed Intel "Confidential Information" hereunder, provided, however, that in the event of controversy the burden of proving that such information is truly confidential shall be on the Party failing to identify it as such.

         6.2      Confidentiality. Each Party shall treat as
                  ---------------
                  confidential all Confidential Information of the other Party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other Party's Confidential Information and shall not disclose such Confidential Information to any third party, except as set forth in Section 6.3 below. With respect to disclosures to mutually agreed-upon third parties, Intel and Rambus shall agree on the content of such disclosures provided, however, that such third parties are under obligations of confidentiality to Intel and Rambus. Such obligations may include joint non-disclosure agreements among Intel, Rambus and the third parties. Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care.

         6.3      Disclosures to DRAM Companies.
                  -----------------------------
                  Intel shall be entitled to disclose Rambus Confidential Information to third party DRAM companies which are considering using Rambus Interface Technology, or which are commencing implementation of Rambus Interface Technology, only to assist such companies to get to market quickly with Rambus DRAMs, and only if all of the following conditions are satisfied:

                  (a) The third party must be either (i) a company licensed by Rambus to make and sell Rambus DRAMs pursuant to an agreement which imposes upon the third party confidentiality obligations with respect to Rambus Confidential Information, or (ii) a DRAM company which Intel believes, in good faith, intends to enter into a license agreement with Rambus to make and sell Rambus DRAMs, after evaluation of the Rambus technology, and which is a party to a confidentiality agreement with Rambus which, in Rambus' reasonable opinion, is adequate to protect the type of Rambus Confidential Information which Intel will disclose.

                  (b) Intel must be a party to a confidentiality agreement with the third party pursuant to which disclosures by Intel of Rambus Confidential Information are subject to the same restrictions and obligations as are disclosures of Intel Confidential Information.

                  (c) Rambus, Intel, and the third party must have entered into a three-party confidentiality agreement that provides that any Rambus Confidential Information disclosed to the third party must be treated by the third party as if Rambus had disclosed the Rambus Confidential Information pursuant to Rambus' two-party confidentiality agreement with the third party. Rambus will not unreasonably refuse to enter into such a three-party agreement.

         6.4      Exceptions. Notwithstanding the above, neither
                  ----------
                  Party shall have liability to the other with regard to any Confidential Information of the other which:

                  (a) was generally known and rightfully available at the time it was disclosed or becomes generally known and rightfully available through no fault of the receiver;

                  (b) was rightfully known to the receiver, without restriction, at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

                  (c) is disclosed with the prior written approval of the discloser;

                  (d) was independently developed by the receiver without any use of the Confidential Information by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; or

                  (e) becomes known to the receiver, without restriction, from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights.

                  (f) In addition, each Party shall be entitled to disclose the other Party's Confidential Information to the extent such disclosure is required by the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make the disclosure shall provide prompt, advance notice thereof to enable the other Party to seek a protective order or otherwise prevent such disclosure.

         6.5      CNDA. The CNDA is hereby terminated and superseded by
                  ----
                  this Agreement. All "Confidential Information" disclosed pursuant to the CNDA shall be deemed Confidential Information pursuant to this Section 6.

         6.6      Residuals. Each Party may use Residuals for any
                  ---------
                  purpose including, without limitation, use in development, manufacture, promotion, sale and maintenance of its products and services, provided that this right to Residuals does not represent a license under any patents, copyrights, mask work rights or other similar intellectual property rights of the disclosing Party. The term "Residuals" means any information that is retained in the unaided memories of the receiving Party's employees who have had access to the disclosing Party's Confidential Information pursuant to the terms of this Agreement. An employee's memory is unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.



                                    SECTION 7

7.       INTELLECTUAL PROPERTY OWNERSHIP, LICENSE TO RAMBUS AND
         ------------------------------------------------------
         INDEMNIFICATION DISCLAIMER
         --------------------------

         7.1   Ownership.
               ---------

               (a) Subject to the licenses granted to Intel herein, Rambus shall own all right, title and interest in the Rambus Interface Technology and all upgrades, enhancements and improvements thereto made by Rambus. Subject to the provisions of Section 4.3 above, Rambus shall own exclusive distribution and content control of the Rambus-D Interface Specification and may publish therein any contribution to the Rambus-D Interface Technology by Intel consistent with the licenses from Intel in Section 3 above, and Intel hereby assigns, and agrees to assign, to Rambus the copyright in any such Intel contribution. Except for Joint Developments, each Party shall own the Developments that it solely makes.

               (b) All Joint Developments shall be jointly and equally owned by Intel and Rambus, and each Party shall be entitled to use and exploit each such jointly owned Joint Development without notice or accounting to the other Party. The Parties shall confer and reasonably cooperate with respect to patent and other intellectual property applications, filings and registrations with respect to jointly owned Joint Developments. For Joint Developments, patent expenses shall be divided equally between the Parties provided that either Party may elect not to share the expenses of the patent application in any or all countries, in which case the other Party may file at its own expense and shall have sole control of prosecution thereof. For those Joint Developments which principally read on general integrated circuit structures and processes, Intel will have the first option to control the application process. For those Joint Developments which principally read on Rambus-D designs, Rambus will have the first option to control the application process.

               (c) Both Parties agree that prior to July 1, 1996, there has been no Joint Development in the Rambus-D Interface Technology protocol area, and that prior to the Effective Date, there has been no Joint Development in other areas of Rambus-D Interface Technology.


         7.2   Rambus Indemnification Disclaimer. Rambus disclaims and
               ---------------------------------
               shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to the Rambus Interface Technology, Rambus-1 Interface Specification, Rambus-D Interface Specification, or otherwise arising out of this Agreement. Rambus shall have no liability arising out of any such actual or alleged intellectual property infringement. Intel, however, shall promptly notify Rambus, in writing, of each such infringement claim of which Intel becomes aware, and Intel shall cooperate with Rambus if Rambus desires to intervene in any such infringement action against Intel.

         7.3   Intel Indemnification Disclaimer. Intel disclaims and shall
               --------------------------------
               have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to the Applicable Intel Intellectual Property Rights or otherwise arising out of this Agreement. Intel shall have no liability arising out of any such actual or alleged intellectual property infringement. Rambus, however, shall promptly notify Intel, in writing, of each such infringement claim of which Rambus becomes aware, and Rambus shall cooperate with Intel if Intel desires to intervene in any such infringement action against Rambus.


                                    SECTION 8

8.       LIMITATION OF LIABILITY
         -----------------------

         IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE DESIGNS, TECHNOLOGY OR PRODUCTS LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT. IN NO EVENT WILL RAMBUS' LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES, ROYALTIES, AND OTHER AMOUNTS RECEIVED BY RAMBUS HEREUNDER. IN NO EVENT WILL INTEL'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES, ROYALTIES, AND OTHER AMOUNTS PAID OR

          PAYABLE BY INTEL HEREUNDER, PROVIDED, HOWEVER, THAT THIS MAXIMUM LIABILITY OF INTEL SHALL BE IN ADDITION TO INTEL'S OBLIGATION TO PAY ALL FEES, ROYALTIES, AND OTHER AMOUNTS PAYABLE, BUT UNPAID, BY INTEL. THESE LIMITATIONS, HOWEVER, SHALL NOT APPLY TO INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACHES OF SECTION 6 HEREOF.



                                    SECTION 9

9.       TERM AND TERMINATION
         --------------------

         9.1   Term. The term of this Agreement shall commence as of
               ----
               the Effective Date and, unless and until terminated hereunder, shall continue until the expiration of the last to expire Rambus patent within the Rambus Intellectual Property Rights.

         9.2   Termination.
               -----------

               (a) Intel shall be entitled to terminate this Agreement, at any time, on written notice to Rambus.

               (b) Rambus, at its option, may, in addition to any other remedies it may have, terminate this Agreement on written notice to Intel if:

                    (i) Intel defaults in the performance of any payment obligations hereunder and if any such default is not corrected within forty-five (45) days after Intel receives written notice thereof from Rambus;

                    (ii) Intel breaches Section 2.1 or Section 2.2 above;

                    (iii) At thirty (30) months after the Success Determination
                         Date unless in any two prior consecutive calendar quarters, twenty percent (20%), by unit volume, of integrated circuits shipped by Intel that directly control main memory were Compatible;

                    (iv) at any time between January 15, 1997 and the Success
                         Determination Date, Intel communicates to any of the then current top ten (10) DRAM manufacturers that Intel has plans to support, as the primary DRAM for PC main memory applications for the years 2000, 2001 and 2002, any New Interface other than the Rambus-D Interface Technology; or

                    (v) at any time between January 15, 1997 and the Success Determination Date, the Intel senior member attending the quarterly Rambus/Intel executive meeting, upon Rambus' request, does not represent to the Rambus officers attending such meeting that the Rambus-D DRAM will be the primary DRAM for PC main memory applications for the years 2000, 2001 and 2002.

               (i) For purposes of this Subsection (b), "New Interface" means any interface for PC main memory applications, other than main memory interfaces on IntelOs chipsets shipped prior to the second calendar quarter of 1998, and evolution of such main memory interfaces extending therefrom. Any DRAM interface which provides greater than one (1) Gigabyte/second/device bandwidth is considered a New Interface.

     9.3  Survival.
          --------

          (a) Upon any termination or expiration of this Agreement, then, except as set forth in Section 5.2(a)(ii) above and Section 9.3(b) below, all licenses and rights granted by Rambus shall terminate, and except as required by Intel to exercise those rights surviving pursuant to Section 9.3(b) below, Intel shall promptly destroy or deliver to Rambus all materials comprising, incorporating, or using any Rambus Interface Technology, Confidential Information, or Rambus Intellectual Property Rights. In addition, all amounts due or payable to Rambus or Intel as a result of events prior to the effective date of termination or expiration shall remain due and payable. The provisions of Sections 2.1(c), 2.5, 3 (provided that Rambus' rights pursuant to
               Section 3.1 shall be limited to those Intel patents and patent applications entitled to a first effective filing date prior to the effective date of termination of this Agreement, and to those copyrights, trade secrets and other intellectual property rights (other than mask work rights) in existence as of the effective date of termination), 4.7, 4.8, 5.3, 5.4 (as to the Parties' audit rights only), 6 (as to Confidential Information disclosed prior to termination of this Agreement), 7, 8, 9.3, 10, and 11 (excluding paragraphs (f)(i) through (f)(iv) of Section 11.1) shall survive any expiration or termination of this Agreement for any reason.

          (b) Upon termination of this Agreement by Intel pursuant to Section 9.2(a) above:

               (i) Intel shall retain the right, pursuant to Section 2.1(a)(i) above, to Sell (but not to design, make, or have made) Rambus ICs made by or for Intel prior to the effective date of termination of this Agreement. Sales of Rambus Memories pursuant to this section shall be subject to Sections 5.2 (excluding Section 5.2(a)) and 5.3.

               (ii) If by twelve months following the Success Determination Date or, if earlier, by the effective date of termination of this Agreement, for more than any two consecutive calendar quarters more than twenty percent (20%) of Intel's sales, by unit volume, of integrated circuits that directly control main memory were Compatible, then Intel's license pursuant to Section 2.1(a)(ii) shall survive at no charge to Intel, provided that this license will be limited to those Rambus patents and patent applications entitled to a first effective filing date prior to the effective date of termination of this Agreement, and shall be limited to those copyrights, trade secrets, and other intellectual property rights in existence as of the effective date of termination.



                                    SECTION 10

10.  GOVERNING LAW AND ARBITRATION
     -----------------------------

     10.1 Governing Law.  This Agreement shall be governed by and interpreted in
          -------------
          accordance with the laws of the State of New York, without reference to conflict of laws principles.

     10.2 Arbitration.  Any dispute or claim arising out of or in connection
          -----------
          with this Agreement shall be finally settled by binding arbitration in Palo Alto, California under the Commercial Rules of Arbitration of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of
          conflicts of law or arbitration.   Judgment on the award rendered by
          the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision. Prior to initiating arbitration or litigation, however, senior executives of the Parties shall meet to attempt to resolve the dispute or claim. If a Party requests such a meeting but the other Party does not make a senior executive available for the meeting within ten (10) days after the request, then the requesting Party shall then be entitled to initiate arbitration (or, as applicable, litigation). Prior to initiating a meeting, dispute, claim or litigation, the initiating Party shall provide to the other Party a written description of the points of dispute or claim arising under the express terms of this Agreement.

     10.3 Equitable Relief.  Notwithstanding the provisions of Section 10.2
          ----------------
          above, a Party shall have the right, without the requirement of first seeking a remedy through arbitration, to seek temporary or preliminary injunctive or other equitable relief in any proper court in the event that Party determines that redress through arbitration will not provide a sufficient temporary or preliminary remedy for any violation by the other Party of its obligations regarding Confidential Information of the Party bringing the equitable relief action under this Agreement. Each Party agrees that such injunctive or other equitable relief will be a necessary and proper remedy in the event of misuse or disclosure by such Party of the other Party's Confidential Information.



                                    SECTION 11

11.   MISCELLANEOUS
      -------------

    11.1  Confidentiality of Agreement. Each Party agrees that this Agreement
          ----------------------------
          and the terms and conditions of this Agreement shall be treated as Confidential Information and that neither Party will disclose this information to any third party without the prior written consent of the other Party, provided, however, that each Party may disclose this information:

          (a)  as required by any court or other governmental body;

          (b)  as otherwise required by law;

          (c) to legal counsel of the Parties, accountants, and other professional advisors;

          (d) in confidence, to banks, investors and other financing sources and their advisors; and

          (e) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

          (f)  In addition:

               (i) Rambus shall be entitled to communicate to DRAM companies that it is working with Intel to jointly define the Rambus-D Interface Specification, which may include co-support for the Rambus-1 Interface Specification and the Rambus-D Interface Specification if this can be accomplished without unreasonably compromising development of the Rambus-D Interface Specification.

               (ii) Intel may communicate to DRAM and memory component companies (A) Intel's intention to produce PC main memory control chipsets Compatible with the Rambus-D Interface Specification and (B) details of Intel's rights pursuant to
                     Section 5.4 above.

               (iii) Not later than early in the first calendar quarter of 1997,
                     Intel shall advise all DRAM suppliers with which Intel is then currently working of Intel's intention to produce PC main control chipsets Compatible with the Rambus-D Interface Specification, with corresponding Compatible DRAM mass production required starting in the [***].

               (iv) In any initial public offering of Rambus' stock, Intel and Rambus will agree upon a common message with respect to this Agreement to analysts and investors that complies with Securities and Exchange Commission requirements of public disclosure of material information. Subject to the foregoing, it is currently anticipated that the message to analysts and investors will be that Intel has entered into a strategic agreement with Rambus that is proceeding with respect to development of the Rambus-D

[*] Confidential treatment requested.

                    Interface Specification [***].

     11.2  Assignment. Neither Party may assign or delegate this Agreement or
           ----------
           any of its licenses, rights or duties under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except Rambus may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement. Any assignment in violation of this section shall be void. In the event of any such assignment or attempted assignment by Intel, this Agreement and all rights and licenses granted to Intel shall automatically terminate.

     11.3  Authority. Each Party represents that all corporate action necessary
           ---------
           for the authorization, execution and delivery of this Agreement by such Party and the performance of its obligations hereunder has been taken.

     11.4  Notices. All notices required or permitted hereunder shall be in
           -------
           writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses first set forth above or at such other address furnished with a notice in the manner set forth herein. Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

     11.5  Intel Technical Contact. Intel hereby designates [***] as the
           -----------------------
           Intel Technical Contact for this Agreement. Intel may change the Intel Technical Contact by notice to Rambus as provided for In
           Section 11.4, above.

     11.6  Export Controls. Each Party agrees to comply with all U.S. export
           ---------------
           regulations in connection with this Agreement.

     11.7  Counterparts. This Agreement may be executed in two (2) or more
           ------------
           counterparts, all of which, taken together, shall be regarded as one and the same instrument.

     11.8  Partial Invalidity. If any paragraph, provision, or clause thereof in
           ------------------
           this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

     11.9  Relationship of Parties. The Parties hereto are independent
           -----------------------
           contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

     11.10 Modification. No alteration, amendment, waiver, cancellation or any
           ------------
           other change in any term or condition of this Agreement shall be valid or binding on

[*] Confidential treatment requested.

           either Party unless the same shall have been mutually assented to in writing by both Parties.

    11.11  Waiver. The failure of either Party to enforce at any time the
           ------
           provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

    11.12  Force Majeure.
           -------------

           (a) If the performance of this Agreement or any obligations hereunder, other than the payment of money, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any similar act or condition beyond the reasonable control of the Parties hereto ("Event of Force Majeure"), the Party so affected upon giving prompt notice to the other Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the Party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

           (b) The Party suffering an Event of Force Majeure shall notify the other Party within fifteen (15) days of the occurrence of such Events and within thirty (30) days shall furnish the other Party with a recovery plan of action. Without limiting the foregoing, a Party suffering an Event of Force Majeure shall use its reasonable best efforts to limit the impact of the Event of Force Majeure on such Party's performance of this Agreement.

    11.13  Section Headings. The section headings contained in this
           ----------------
           Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    11.14  Prior Agreement. The Prior Agreement is hereby terminated and
           ---------------
           superseded by this Agreement. Except for liability for breach of the Prior Agreement during its term, and notwithstanding Sections 9.3 and 11 of the Prior Agreement, the Parties shall have no rights, obligations, or liability arising out of the Prior Agreement. As of the Effective Date of this Agreement, Confidential Information subject to Section 6 of the Prior Agreement shall be deemed Confidential Information subject to Section 6 of this Agreement.

    11.15  Entire Agreement. The terms and conditions herein contained
           ----------------
           (including the exhibits attached hereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the dates below written.

RAMBUS INC.                         INTEL CORPORATION


By: ____________________________    By: ______________________________

Name: __________________________    Name: ____________________________

Title: _________________________    Title: ___________________________

Date: __________________________    Date: ____________________________

                                   EXHIBIT A

                         RAMBUS-1 INTERFACE TECHNOLOGY
                         -----------------------------

The Rambus-1 Interface Technology is a complete memory subsystem capable of transferring data from 500 to 800 megabytes per second. The elements of the Rambus-1 Interface Technology are shown within the dotted box in the following diagram, and include the RMC, RAC, Channel, Sockets, Modules, the interface portion of RDRAM, and associated clocking.

                 [DIAGRAM OF RAMBUS-1 INTERFACE APPEARS HERE]

                                     -A-1-

The logic device (processor, peripheral, ASIC, etc.) contains the storage and processing functions needed by the application (Application Units). The application can access further storage in external Rambus DRAM (RDRAM) components using the 9-bit Rambus Channel.

The RDRAM is manufactured with standard sub-micron CMOS. The Rambus Interface is either on the edge of the die or centered in the case of LOC. Good parasitics are maintained by this pin placement and small number of I/O. Advanced CMOS circuit design techniques are used in the implementation of the driver/receiver and clock circuitry of the Rambus Interface.

RDRAMs can be packaged in either horizontal or vertical packages. Packaged RDRAMs can be directly soldered to the system board or soldered to modules for memory expansion via a socket. Other RDRAM expansion techniques are possible.

The Rambus Channel runs at a data transfer rate of from 500 to 800 megabytes per second. These transfer rates are maintained through sockets and large memory subsystems.

The Rambus ASIC Cell (RAC) is the Input/Output cell which resides on the edge of the die of the logic device. The RAC provides the basic multiplexing/demultiplexing functions for converting from the off-chip byte-serial bus with a 500 to 800 MHz data rate (Channel) to a wider, and slower, on-chip bus. The RAC manages the physical layer of the Rambus subsystem.

The RMC manages the logical layer of the Rambus subsystem. The RMC sits between the RAC and the Application Unit and provides a simple intermediate protocol for performing read and write transactions to RDRAMs. The RMC also supports interleaved transactions, permitting a RAS access to be started in one RDRAM while a CAS access is performed to another. The RMC serves as a reference design and it may be used as-is, or it may be modified for a particular application.

A much more complete description of the Rambus-1 Interface Technology at its current state of development is contained in the public documents: Concurrent RDRAM data sheet, RAC Users Guide and Specification, Rambus Memory Controller manual, and Rambus Product Guide. Rambus Inc. is in the final stages of development of the Rambus-1 Interface Technology, so material changes in function or specification are possible and Rambus Inc. makes no representation or warranty otherwise. It is agreed that Rambus-1 Interface Technology includes all Rambus interface technologies prior to Rambus-D Interface Technology.

                                     -A-2-

                                   EXHIBIT B

                        RAMBUS-D  INTERFACE TECHNOLOGY
                        ------------------------------

The Rambus-D Interface Technology is a complete memory subsystem capable of high speed memory transfer. The elements of the Rambus-D Interface Technology are shown within the dotted box in the following diagram, and include the [***]

                                     -B-1-

[*] Confidential treatment requested.

[***].



[***] Confidential Treatment Requested.

                                    -B-2-

                                   EXHIBIT C

                                  TRADEMARKS
                                  ----------

Rambus, RDRAM, RModule, RSocket, and [R LOGO] are trademarks of Rambus Inc.

The required marking on each Licensed Rambus IC is: [R LOGO]

When using the Rambus Inc. trademarks in documentation and presentations, the Rambus Licensee must follow the guidelines below:

1. The first occurrence of each of the trademarks in text needs to have the superscript TM to notify the reader of the trademark. Subsequent occurrences in the same document do not require the TM. This must be done for each trademark. An example is:

        The Rambus/(TM)/ DRAM is also referred to as an RDRAM

2. The Licensee must provide notice in each document of the Rambus trademarks used and that they are trademarks of Rambus Inc. This notice would typically accompany the Licensee's own trademark and copyright notices. If, for example, the terms Rambus and RDRAM are used:

        Rambus and RDRAM are trademarks of Rambus Inc.

3. When referring to Rambus as a company, use Rambus Inc. This usage does not need a TM symbol, even if it is the only usage of the term Rambus.

4. Rambus should never be used as a noun, only as an adjective modifying a noun. Examples of acceptable usage are:

        the Rambus Channel
        the Rambus Interface
        the Rambus Standard

                                     -C-1-

                                   EXHIBIT D

                ENGINEERING MILESTONES AND APPROXIMATE TIMELINE
                -----------------------------------------------

[***]

                                     -D-1-

[*] Confidential treatment requested.